EXHIBIT 10.18
To:           The ARM Partnership ("You" or "you")

Dated:                      January 7th 2011

Dear Sirs

Consultancy Agreement

I write on behalf of WDX Organisation Limited (the "Company") to confirm the terms and conditions upon which the Company appoints you to procure the services of Robert Galvin (the "Consultant") as set out below, to the Company.

1           Term

The engagement will commence on 1 July 2010 (the "Commencement Date") and subject to the other provisions regarding termination contained in this letter, shall continue for an initial period of 12 months (the "Initial Period") and then unless and until it is terminated by either the Company or you giving to the other not less than three months notice in writing, such notice not to be given until the end of the Initial Period. The duration of this Agreement from the Commencement Date to its termination shall be the "Term".

2           The Services

2.1
During the engagement you will procure that the Consultant will provide to the Company his services as a consultant, to assist the Company with financial and corporate advice, activities relating to corporate operations, governance, compliance and related documentation and any other services which the Company may reasonably require you to perform (the "Services").

2.2
You agree that you will procure that the Consultant will provide the Services in an expert and diligent manner, to the best of his ability, commercial, technical, creative and legal skills, in willing co-operation with others working for the Company and that you and he will at all times act in the best interests of the Company. You will procure that the Consultant will provide such advice and assistance as may be reasonably requested by the Company and you will comply with all reasonable directions in relation to the Services as may be made by the Company, or any person authorised by it for this purpose, from time to time.

2.3
You will procure that the Consultant will provide the Services at your office being 3rd Floor, 14 South Molton Street, London W1K 5QP from time to time, or such other place within the United Kingdom as the Company may request.

2.4	You will procure that the Consultant will travel in the course of the provision of the Services to such places as may be requested by the Company from time to time.

2.5
You agree that you or the Consultant will, as soon as reasonably practicable, notify the Company of any illness or accident preventing the performance of the Services in accordance with this agreement.

2.6
You agree that you will not and will procure that the Consultant will not accept, directly or indirectly, any money, gift or other benefit offered to you or the Consultant by any third party in connection with the provision of the Services. You undertake immediately to disclose and will procure that the Consultant will immediately disclose to the Company the existence of any such offer and all information as it may require in respect of any such offer.

2.7
During the term you and/or the Consultant may provide services whether as a consultant or otherwise to any other person, firm or Company at times when the Consultant is not required by the Company to provide the Services. This is provided that any such person, firm or company does not provide services or facilities which are in direct or indirect competition with the business of the Company, and provided that, in the reasonable opinion of the Company, no conflict of interest with the Services arises or may arise as a result of the provision of services to that third party by you or the Consultant. In the event that the Company considers that the third party is competitive or that a conflict of interest may arise or has arisen, should the Company request you to do so, you shall immediately cease to provide services to the other person, firm or Company concerned shall and procure that the Consultant shall do likewise.

3           Hours

3.1
During the Term you will procure that the Consultant will provide the services to the Company for an initial one day per week, on average over a twelve month period (the "Agreed Hours"). The time commitment provided by the Consultant may increase from time to time depending on the needs of the business in which case the Ag reed Hours may be increased by agreement with the Company.

3.2
You warrant and confirm that you, together with the Consultant, will be responsible for monitoring the Consultant's working hours and ensuring compliance with the provisions of the Working Time Regulations 1998 and that the Company shall have no responsibility or liability to you or the Consultant in that regard.

4           Consultancy Fee

4.1
In consideration of the your procuring the provision of Services by the Consultant, the Company shall pay to you a fee of £1500 (the "Fee") for each month for which the Consultant provides the Services for the Agreed Hours in accordance with the terms of this Agreement. For the avoidance of doubt, no Fee will be payable for absences by the Consultant for illness, other incapacity or for any other reason.

4.2
The Fee is payable monthly in arrears, within 14 days of submission of a proper invoice from you. The Fee is exclusive of VAT and if you issue a proper value added tax invoice in respect of such fees, the Company will, in addition to the Fee, pay the amount of VAT.

4.3
The Company will reimburse you for all expenses properly, wholly and necessarily incurred by you or the Consultant in the performance of the Services, upon production of all relevant receipts and provided that you and the Consultant comply with all reasonable directions of the Company concerning expenses.

4.4
You agree and undertake that you and the Consultant will be jointly and severally responsible for all liabilities (other than liabilities of the Company in respect of VAT properly payable) arising in respect of the provision of the Services and shall account to the appropriate authority for corporation tax, income tax and National Insurance or similar contributions payable (including withholdings) in respect of the supply of the Services by you and the Consultant. You hereby indemnify and shall keep indemnified the Company against all liabilities (other than liabilities of the Company in respect of VAT properly payable), National Insurance or similar contributions (including withholdings) and any penalty, fine, interest or charge incurred or payable by the Company in connection with the supply to the Company of the Services ("Excess Tax") where such recovery is not prohibited by law. Provided you have not already paid the sum directly to HM Revenue & Customs, you undertake immediately to pay to the Company any such Excess Tax when requested by the Company.

4.5
You warrant that you are not, and will not prior to the cessation of this Agreement become, a Managed Service Company, within the meaning of section 61B, Income Tax (Earnings and Pensions) Act 2003. You authorise the Company to set off against the Fee or any other sum due to you or the Consultant, any sums due from you or the Consultant, including, without limitation, any overpayment or advances or any amount due under the indemnity at clause 4.4

5           Shares and other Fee

5.1
In accepting the Services, the Company shall issue a total of 1,736 C ordinary shares in the capital of the Company, representing 2% of the fully diluted equity capital as at July 24, 2010, to the Consultant.

5.2
The Consultant, conditional upon such allotment and issue by the Company, will be required by the Company to enter into an election under section 431 of the Income Tax (Earnings and Pensions) Act 2003 and accordingly he will be required to indemnify the Company in respect of any income tax liability (including that payable by the Company in connection with PAYE) or employee or employer related national insurance contributions that arise as a consequence of the issue of the C Ordinary Shares to him. The Company shall not be in breach to issue any such C Ordinary Shares to the Consultant if the Consultant fails to comply with this clause 5.2.

5.3
On the occurrence of a Sale or Listing (as defined in the Company's articles of association, the "Articles"), whichever is the earlier, in consideration of providing the Services, the Company will pay you a corporate finance fee (the "Exit Fee"), being a percentage of the Listing Value (having the meaning given to it in the Articles); or, in the case of a Sale, the net sale proceeds available for distribution after all other fees and expenses. The final percentage rate and the terms of such payment will be agreed in advance and determined at the sole discretion of the Company. The Company may, in its absolute discretion, pay the Consultant a bonus of such amount and at such times as may be determined by the board of directors of the Company ("Board"), in its absolute discretion. The Company has the right to amend, vary, suspend or withdraw any such bonus scheme at any time and if the Company pays the Consultant a bonus in anyone year, this shall not give rise to a contractual entitlement to a bonus in future years.

6           Confidential Information

6.1
During the provision of the Services by the Consultant, it is inevitable that you and/or the Consultant will create, acquire and/or have access to "Confidential Information" in written, oral or electronic form that relates to the Company its Group companies or its or their clients' businesses, technology, commercial arrangements, customers, staff and business partners. Protection of Confidential Information is very important to the Company and its Group companies.

6.2
Confidential Information generally includes the information specified below but could vary depending upon the circumstances. The following types of information are confidential, but this is not an exhaustive list:

(a)
the identity of the clients and/or partners and/or sponsors of the Company and/or any company in its group and information relating to them, including details of any arrangements between them and the Company;

(b)
information concerning the business, accounts, finances, research, development projects, future strategy, marketing, contracts and other plans or strategies of the Company and/or any Group company, and its or their clients and/or partners and/or sponsors;

(c)	technical information such as the nature and results research and development activities of the Company and any Group company;

(d)
copies of and information relating to research and development activities, inventions, computer programs, applications and systems, source codes and object codes, secret processes, designs, formulae and product lines undertaken by or on behalf of the Company or any Group company;

(e)
personnel information such as the identity and terms of employment or engagement of personnel employed or engaged by the Company or any Group company or any other professional information regarding such personnel;

(f)	details of the arrangements with any formal or informal business partners of the Company or any Group company; and

(g)	such other information as may be designated as confidential by the Company or any Group company.

6.3
You agree and undertake with the Company that you and the Consultant will observe strict secrecy as to the affairs and dealings of the Company and its Group companies and shall not during the Term and at any time after its expiry, without the prior written consent of the Board from time to time, or such other person of whom he notifies to you in writing, make use of or disclose any Confidential Information to any person, and you shall use your best endeavours to prevent the publication or disclosure of any Confidential Information. These restrictions shall not apply to information (i) which you and/or the Consultant can establish by written records was in the possession of you or the Consultant prior to disclosure of such information by or on behalf of the Company to you or the Consultant (ii) is or becomes public knowledge through no fault of you or the Consultant (iii) which you or the Consultant acquire from others not under an obligation of secrecy to the Company or Group company and/or (iv) which you are required by law or by any regulatory or governmental authority to disclose.

6.4
You undertake not to bring to the Company or any Group company nor to use in the course of any dealings with the Company or any Group company any Confidential Information relating to third parties who have not consented to such use.

6.5	You shall procure that the Consultant shall abide by the terms of this clause 6 at if the obligations on you were obligations on the Consultant personally.

6.6	The provisions of this clause 6 will continue in full force and effect following the termination of this agreement for whatever reason.

7           Restrictions

7.1
You acknowledge that, during the engagement, it is likely that you will obtain, amongst other things, knowledge of trade secrets, know-how and other confidential information relating to the Company and other Group companies and its or their clients. In order to safeguard the Company and any Group company for whom you may provide the Services in respect of this and to protect the goodwill of the Company and any such Group Company in connection with its or their workforces you agree to the restrictions set out in this clause.

7.2
You agree that during the Term and for a period of six months following the termination of this agreement, you will not and will procure that the Consultant will not, without the express prior written consent of the Board, either on your or his own account or for any other person, firm or company, directly or indirectly solicit or entice away or endeavour to solicit or entice away from the Company or any Group company any Senior Employee.

7.3
For the purposes of this clause, "Senior Employee" shall mean any employee or worker of, or consultant to, the Company or any Group company working in a senior capacity and earning more than £50,000 per annum, and with whom you and/or the Consultant had significant dealings during the 6 months before your engagement terminated.

7.4
You agree that you will not and will procure that the Consultant will not induce, procure, authorise or encourage any other person, organisation to do or procure to be done anything which, if done by you would be a breach of the provisions of this clause 7.

7.5
The restriction contained in this clause is considered reasonable by the parties but in the event that any restriction shall be found to be void but would have been valid if some part thereof was deleted, the restriction shall apply with such modifications that may be necessary to make the restriction necessary and effective. You agree that the restriction contained in this clause is reasonable and necessary for the protection of the business of the Company and that it does not work harshly upon you or the Consultant.

8           Termination

8.1	Notwithstanding the provision of clause 1, the Company shall be entitled to terminate the engagement at any time by summary notice in writing if:

(a)
you shall cease to carry on business or a receiver or administrative receiver is appointed to you or over any part of your undertaking or assets or you pass a resolution for your winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction where the resulting entity shall assume all of your liabilities) or a court of competent jurisdiction makes an order, or you enter into any voluntary arrangements with your creditors, or you are unable to pay your debts as they fall due;

(b)	a Sale (as defined in the Articles) occurs, save that the provisions of clause 5 shall survive;

(c)
the Consultant is incompetent or commits an act of dishonesty, misconduct, willful neglect of duty or you or the Consultant commit any material or persistent breach of any term or condition set out in this letter;

(d)
the Consultant is declared bankrupt or is convicted of insider dealing or any criminal offence (other than a minor motoring offence) which, in the opinion of the Company, may bring him and/or the Company into disrepute or discredit or which renders him unable to provide the Services for any period; or

(e)	the Consultant is unavailable to provide the Services for a continuous period of 2 months or for an aggregate period of 4 months including 12 month period.

9           Return of Property

You shall whenever requested by the Company and in any event upon the termination of this agreement, promptly deliver to the Company all Confidential Information, Material, lists of customers, correspondence and all other documents, records, papers, video tapes, compact discs, computer disks and records and property (including any security tags), which may have been prepared by you or the Consultant or have come into the possession, custody or control of you or the Consultant in the course of or as a result of providing the Services. You and the Consultant are not entitled to, and must not retain, any copies (in electronic form or otherwise) of any documents or information received or created by you and/or the Consultant in the course of providing the Services and you and the Consultant must permanently delete such documentation or information from any hard drive or computer system used by you and/or the Consultant but not owned by the Company and certify to the reasonable satisfaction of the Company that you have done so. You shall procure that the Consultant complies with the terms set out in this clause.

10           Monitoring

To ensure regulatory compliance and for the protection of its workers, clients/customers and business, the Company reserves the right to monitor, intercept, review and access telephone, internet usage, voicemail, e-mail and other communication facilities provided by the Company which you and/or the Consultant may use during this engagement. The Company will use this right of access reasonably but it is important that you and the Consultant are aware that communications and activities on the Company's equipment or premises cannot be presumed to be private.

11           Miscellaneous

11.1
This letter shall take effect on and from the Commencement Date as from which date all other agreements or arrangements, whether written or oral, express or implied, between you and the Company shall be deemed to have been cancelled.

11.2           In this agreement:

(a)	"Board" means the board of the Company from time to time and Flex Fuels Energy, Inc (acting through a representative nominated from time to time by its own board of directors); and

(b)
"Group company" means any holding company and any subsidiaries of the Company from time to time. Where "holding company" and "subsidiary" have the meanings attributed to them under section 1159 of the Companies Act 2006. The Company may assign the benefit and/or burden of this agreement to any Group company. In addition to the Company, any Group company and any of its or their officers may enforce the terms of this agreement and the Contracts (Rights of Third Parties) Act 1999 shall apply accordingly.

11.3
You and/or the Consultant have no right to assign, transfer, charge or in any manner alienate or purport to assign, transfer, charge or alienate the engagement under this letter or any rights or interests relating to it or any part of it. You may not at any time send a substitute for the Consultant.

11.4
In the course of providing the Services, you will procure that the Consultant will take reasonable care for the health and safety of both himself and others who may be affected by what he does do or omits to do.

11.5
Neither you nor the Consultant shall be empowered to make, or attempt to make, any final or binding commitments on behalf of the Company without the prior express written consent of the Board from time to time, or such other person of whom he notifies to you or the Consultant in writing.

11.6
Nothing contained in this agreement shall be construed or have effect as constituting any relationship of employer and employee or as constituting a partnership between any of you, the Consultant or the Company and you shall not hold yourself out and will procure that the Consultant shall not hold himself out as such.

11.7
No waiver of any breach of any provisions of this agreement shall constitute a waiver of a prior, concurrent or subsequent breach of the same or any other provisions and no waiver shall be effective unless made in writing.

11.8
This agreement sets out the entire agreement of the parties and supersedes all prior arrangement or understanding, whether written or oral relating to the provision of the Services by you and/or the Consultant to the Company.

11.9	No party shall seek to rely upon any representation (other than fraudulent or negligent misrepresentations) which may have been made to any other prior to the making of this agreement.

11.10
The expiry or termination of the engagement for whatsoever reason shall not affect such of the provisions of it as are expressed to operate or have effect after its termination and shall be without prejudice to any right of action already accrued to either party in respect of any breach by the other party of the terms and conditions set out in this letter.

11.11	No amendment, modification or waiver of any of the provisions set out in this letter shall be binding upon the parties unless made in writing and duly signed by both parties.

11.12
The construction, validity and performance of the provisions set out in this letter (including non-contractual disputes or claims) shall be governed by the laws of England and the parties hereby submit to the exclusive jurisdiction of the English Courts.

I would be grateful if you would sign both copies of this letter on behalf of the ARM Partnership to confirm that you accept the terms and conditions of the consultancy. The terms and conditions set out in this letter will become effective on the date both parties have signed.

Yours sincerely

/s/ Edward Michael King
Director for and on behalf of
WDX Organisation limited

We confirm our acceptance of the terms of this consultancy.

THIS DEED has been executed as a deed delivered by or on behalf of the ARM Partnership on the date set out below.

Executed as a deed by                                                           )
Robert Galvin as authorised partner for                             )
THE ARM PARTNERSHIP                                                  )                 /s/ Robert Galvin
in the presence of                                                                   )                 Partner

/s/ David Miller

Signature of witness

Name               Dave Miller

Address          Bryer Cottage

Halliford Road
Sunbury on Thames
Middx TW16 6DG

Dated:                      7/1/2010